EXHIBIT TO ITEM 77Q

TWEEDY, BROWNE FUND INC.



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

May 27, 2005

Gentlemen:

We have read Item 77K of Form N-SAR of Tweedy, Brown Fund Inc.
and are in agreement with the statements contained in Item 1 in
the exhibit.   We have no basis to comment on the statements
contained in Item 2 in the exhibit.

Very truly yours,


/s/ Ernst & Young, LLP
Ernst & Young, LLP